Exhibit 99.B.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Disclosure of Fund Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our reports dated February 16, 2010 in the Registration Statement (Form N-1A) of the Hartford Series Fund, Inc. for the year ended December 31, 2009 filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 76 under the Securities Act of 1933 (Registration No. 333-45431).

/s/Ernst & Young LLP

Minneapolis, Minnesota
April 27, 2010